SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

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[X] Soliciting Material Pursuant to §240.14a-12

I-many, Inc.

(Name of Registrant as Specified In Its Charter)

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Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

Contact: Kevin Harris, CFO, (800) 832-0228 ext. 2690

Background

Q. Why is I-many selling its Health & Life Sciences business?

A. I-many made a strategic decision to sell its Health & Life Sciences business to focus exclusively on furthering its leadership in the enterprise contract management solutions space.

I-many believes the sale will enable the Company to:

•	Further develop the depth and breadth of its enterprise contract management solution suite in order to offer the highest possible value to customers
•	Accelerate penetration of the Company’s solutions in target markets
•	Realize operational efficiencies from a singular focus that will reduce expenses

Q. When is the sale expected to close?

A. The sale is expected to close near the end of Q3 2003, subject to approval by I-many’s shareholders and satisfaction of other customary closing conditions.

Q. How will I-many use the proceeds from the sale?

A. I-many will continue to invest aggressively in infrastructure and research and development to develop the broadest and deepest enterprise contract management solution suite in the software industry.

Q. What are I-many’s long term plans?

A. I-many’s primary objective of being the leading enterprise contract management solutions provider has not changed. I-many is firmly and passionately committed to further expanding its enterprise contract management leadership and adding even greater value for its current and future customers.

Q. What is the strategic fit between the two companies?

A. Neoforma has a strong presence on the buy-side (hospitals). I-many has a dominant presence on the sell-side (manufacturers). The combined solutions clearly connect the health and life sciences industry supply chain and are expected to create greater value for the customers of both companies.

Neoforma’s primary product offering is an integrated set of supply chain management solutions for the healthcare industry. It recently launched the latest version of Neoforma Contract Management SolutionTM (CMS), a Web-based solution that enables hospitals to drive down supply costs through improved contract optimization, fewer price discrepancies and faster, better informed decision making. I-many Health & Life Sciences products are widely recognized as industry standards for complex contract rebate management and will complement the Neoforma offering.

Financial Terms and Conditions

Q. What is the structure of the deal?

A: Neoforma is acquiring the Health & Life Sciences business of I-many, Inc., including customer contracts, products and intellectual property. Neoforma also intends to hire most of the approximately 150 employees of I-many who are dedicated to the Health & Life Sciences business.

Q. What are the financial terms?

A. Neoforma will acquire I-many’s Health & Life Sciences business, including products, contracts, intellectual property and other assets, in an asset purchase for $20.0 million, consisting of $10.0 million in cash and $10.0 million in Neoforma common stock. Neoforma has agreed to assume only certain specified liabilities.

Neoforma and I-many have entered into a pair of software distribution and license agreements for the development, exclusive distribution and re-selling of certain of their respective products in each other’s markets. As part of the transaction, I-many has agreed not to compete within the health and life sciences market for three years.

Q. Is there an earnout? What are the terms?

A. Yes. Neoforma may issue up to an additional $5.0 million in common stock, subject to the acquired business achieving certain revenue targets subsequent to the close of the transaction.

Q. What will I-many’s financial position be following the close of the sale?

A. I-many anticipates that it will have approximately $45 million in cash and marketable securities and negligible debt following the close of the sale.

Q. What percentage of I-many’s revenues is from its Health & Life Sciences business?

A. Approximately 68% of I-many’s 2002 annual revenues came from its Health & Life Sciences business.

About Neoforma

Q. What does Neoforma do?

A. Neoforma is a leading supply chain management solutions provider for the healthcare industry. Through a unique combination of technology, information and services Neoforma provides innovative solutions to over 1,450 hospitals and suppliers, supporting nearly $5 billion in annual transaction volume. By bringing together contract information and order data, Neoforma’s integrated solution set delivers a comprehensive view of an organization’s supply chain, driving significant cost savings and better decision-making for both hospitals and suppliers.

Q. How many customers does Neoforma have?

A. Neoforma serves over 1,450 hospital and supplier customers.

Q. Who are their customers?

A. Neoforma’s customer base includes hospitals, suppliers and GPOs. Customers include leading hospitals such as Cedars-Sinai Health System, Ochsner Clinic Foundation, BJC Healthcare and major suppliers such as AmeriSource, Cardinal, Sysco, ALARIS, Bayer, Philips, Tyco, Xerox and 3M.

Q. How many employees does Neoforma have?

A. Neoforma has approximately 260 employees, not including those joining from I-many.

Q. Where can I find more information on Neoforma?

A. For more information, visit the Neoforma web site at www.neoforma.com.